EXHIBIT 23.3


                        Consent of Price Waterhouse LLP



                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Chartwell Leisure Inc. (formerly National Lodging Corp.) of our report dated February 20, 1996 relating to the financial statements of the Acquired Business as of and for each of the two years in the period ended January 31, 1995, which appears on page 8 of the Current Report on Form 8-K/A of Chartwell Leisure Inc. (formerly National Lodging Corp.) dated January 23, 1996, as amended, filed with the Securities and Exchange Commission on July 9, 1996.



/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

San Diego, California
October 31, 1996


421454.1